Exhibit 10.10.1
CONFIDENTIAL
LICENSE AND INSTALLATION AGREEMENT
     This License and Installation Agreement (the “Agreement”) is executed this 1st day of December, 2003, by and between Pilot Travel Centers LLC, a Delaware limited liability company, having an address of 5508 Lonas Road, Knoxville, Tennessee (“Pilot”) and IdleAire Technologies Corporation, a Delaware corporation, having an address of 410 North Cedar Bluff Road, Suite 200, Knoxville, Tennessee 37923 (“IdleAire”).
RECITALS:
     WHEREAS, Pilot is the owner, lessee and/or operator of multiple full service Travel Centers across the United States which are located at the addresses listed on Exhibit A hereto, and may acquire, or contract to operate, other full service travel centers, all of the aforesaid (whether now or hereafter owned or operated by Pilot) hereinafter referred to individually as a “Location” and collectively being referred to as the “Travel Centers”; and
     WHEREAS, Pilot currently derives no direct revenues from truck drivers who park in the parking areas at the Travel Centers, except for location 377 in Laredo, Texas which has paid parking; and
     WHEREAS, IdleAire has developed the concept and an apparatus which heats and cools the interior of vehicles using only electrical power (the “IA Unit”); and
     WHEREAS, IdleAire can install these IA Units in a manner that will allow drivers to heat and cool their vehicles while parked at the Travel Centers without idling their engines, as well as providing connections to in-cab AC power, shore power, which includes but is not limited to electric power for vehicle systems to be operated or recharged, computer access, customer support, connection to internet, television, video and telephone services, continuing education services (the “Basic Services”). Lessee may also provide additional services or have additional revenue sources on the Locations (defined below) listed on Exhibit C (hereinafter the “Auxiliary Services” and together with the Basic Services the “Services”); and
     WHEREAS, IdleAire is willing to pay to Pilot a per site monthly fee and a portion of the revenues derived from the operation of the IA Units at the Locations as set forth in Paragraph 4 hereof (the “License Consideration”).
     NOW, THEREFORE, in consideration of the above, the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. License to Install IA Units and Provide Services. Subject to the terms and conditions of this Agreement, and in consideration of the monies to be paid to Pilot by IdleAire, and the conditions and agreements to be observed and performed by IdleAire, Pilot hereby grants to IdleAire a license to install the IA Units and provide the Services in the parking areas of Travel Centers having the characteristics described on Exhibit D for the uses described herein (the “Locations”), but in all cases, subject to the restrictions found in this Paragraph and in Paragraph 3 below. Except as otherwise agreed to herein, it is expressly agreed that each time Pilot acquires, or contracts to operate a new travel center or constructs a new parking area at an existing Location, said Location or acquired travel center shall thereupon become a Location for all purposes hereunder. Exhibit A shall be updated periodically to include such new Location or acquired travel center. However, notwithstanding the preceding sentence and to the extent the terms and conditions of this Agreement may be inconsistent with this sentence, this Agreement shall not apply if Pilot acquires a location subject to an existing agreement for the provision of services similar to the Services, and those locations shall not be automatically included under the terms and conditions of this Agreement, nor shall the license granted herein be extended to such locations. Furthermore, notwithstanding this Section 1. and to the extent the terms and conditions of this Agreement may be inconsistent with this sentence, if Pilot acquires any travel center location subject to a then existing agreement with IdleAire, the parties hereby agree that any such agreement shall be terminated and such location(s) shall become subject to this Agreement (with credit given for the term of the old agreement).
2. Term.
          (a) The term of this Agreement shall be for a period of ten (10) years, which term shall independently commence at each Location upon commencement of construction at such Location.
          (b) IdleAire is further granted an option to extend the term of this Agreement beyond the term shown in (a) above for an additional five (5) years (such five (5) year period being referred to herein as an “Extended Term”), on the same terms and conditions in effect under this Agreement immediately prior to each such Extended Term. Each extended term will include a [***] increase in the Exercise Fee and the Minimum Monthly Exercise Fee (defined below). Notwithstanding the foregoing, any such option to extend shall not be automatic, but shall be conditioned upon the full and complete performance of IdleAire of all of its rights, duties, and obligations in this Agreement at the time for such extension and any such option to extend shall be further conditioned upon there being no outstanding default, monetary or non-monetary, at the time of the extension of the term.
          (c) The option to extend may be exercised only by giving Pilot written notice of the intent to exercise such option at least six (6) months prior to the commencement of each Extended Term.
     3. Use of Locations.
          (a) IdleAire shall have an exclusive right to install the IA Units and to provide the Services via wired or wireless (with the exception of wireless internet access solutions which IdleAire shall have the nonexclusive right to provide) delivery methods so long as IdleAire pays

*** Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

to Pilot commencing with the first day of construction at any Location, [***] per Location (“Exercise Fee”). IdleAire will give notice to Pilot in writing of any Location listed on Exhibit D which is not meeting IdleAire’s expectations and the parties will agree to remove it from Exhibit D. Regardless of the proposed method of delivery, with the exception of wireless internet access systems which IdleAire hereby acknowledges having been informed that Pilot is in negotiations with other parties to provide, Pilot shall not permit any person other than IdleAire to provide any of the Services in the parking areas of the Locations, or to otherwise provide heating and/or cooling of tractor-trailers at Locations, during the term of this Agreement.
     4. License Consideration. IdleAire shall not owe any License Consideration (defined below) until such time that a particular Location is completely installed and is fully operational and has been fully operational for [***]. IdleAire shall pay Pilot the greater of [***] per month (the “Minimum Monthly Exercise Fee”) or [***] of the [***] collected by IdleAire for the Basic Services per Location during the term of this Agreement, commencing with the fourth month of full operation of each particular Location. The Exercise Fee and the Minimum Monthly Exercise Fee shall increase by [***] every [***] during the term of this Agreement. The [***] shall be calculated using the anniversary date of the first payment of the Exercise Fee. IdleAire shall pay Pilot [***] of the [***] realized from the provision of Auxiliary Services. [***]. The Monthly Exercise Fee plus the [***] of the [***] realized from the provision of Auxiliary Services shall be referred to herein as “License Consideration”. In all cases Related Expenses shall be limited to [***] of [***] collected by IdleAire or Pilot for any reporting Period for the Services. Related Expenses shall mean all costs and expenses, calculated using Generally Accepted Accounting Principles (GAAP), incurred by IdleAire Technologies Corporation (or designated subsidiary, if any) with respect to the monthly expenses related to the: (i) direct costs of operating the services; (ii) anticipated bad debt expense as required by GAAP, if any, (iii) directly related general and administrative expenses; (iv) reasonably allocated overhead expenses directly related to the management, accounting and reporting of the services; (v) governmental dictated taxes.
     5. Pilot’s Obligations.
          (a) Pilot will maintain and repair, at its cost, all Locations parking areas in a manner in keeping with ordinary and customary Pilot travel center operations and in a manner sufficient for proper operation of the Locations and installation and operation of the IA Units.
          (b) Pilot will keep all Locations parking areas clear such that IdleAire may install its IA Units without interruption and such that truck drivers have unimpeded access to the IA Units after installation. Pilot shall have no duty with regard to non-paying IdleAire drivers that are parked in a space. Pilot shall cooperate with IdleAire to assist IdleAire in completion of its installation process, but Pilot shall not be required to incur any costs in this regard.
          (c) Pilot shall allow IdleAire to install a kiosk or vending machine in or attached to the onsite Equipment Service Building (“ESB”) described in (g) or in the Equipment Area and shall allow IdleAire to place advertising materials on or near the ESB as well as on its

*** Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

equipment in the Equipment Area. In addition, with Pilot’s consent, which consent shall not be unreasonably withheld, Pilot shall allow IdleAire to install one (1) kiosk, approximately 3’x3’, inside each Location, but the exact placement of such kiosk within the Location shall be at Pilot’s discretion. With Pilot’s consent, which consent shall not be unreasonably withheld, Pilot will allow IdleAire to place advertising materials inside the Locations; provided, however, that Pilot, through the exercise of reasonable judgment, has the sole discretion to determine if the placement of the advertising materials is consistent with zoning signage limitations or Pilot marketing plans for Locations where an IA Unit has been installed. If Pilot concludes that the advertising material cannot be placed at a Location, then IdleAire agrees to be bound by such determination.
          (d) Pilot will allow, and provide space and servicing for, the retail sale of IdleAire pre-paid debit cards at each Location. Pilot will not permit any pre-paid debit card sales for any products or services of any competitor of IdleAire at any Location, provided that nothing contained herein shall prohibit Pilot from selling any other type of pre-paid cards at the Travel Centers.
          (e) Pilot shall allow IdleAire to install, at IdleAire’s sole cost and expense, underground, above ground and in the Equipment Area (defined below), all of the IA Units, mechanical supporting structures, distribution equipment, cabling and conduit for electrical power, telephone and cable or satellite television, centralized servers, routers and other equipment, utility service connections for electrical power, telephone, television and internet access, equipment and related items necessary for proper operation of the IA Units (the “IdleAire System”) and to provide the Services throughout the parking areas at each Location. All plans, drawings, permit applications, and surveys, must be approved by Pilot before installation of any equipment at each Location and IdleAire agrees that, pursuant to Section 6 below, it will cooperate with Pilot on such matters.
          (f) Pilot shall, for the Term of this Agreement (and any renewal term), allow IdleAire unimpeded access to the Equipment Area of each Location at which the IA Units are installed for purposes of maintaining, repairing, replacing and operating the IdleAire System.
          (g) Pilot shall make available to IdleAire a sufficient area in which to install the IdleAire System, including: (i) such area as is required for the installation of IA Units in the exterior premises of the Locations; (ii) unlimited access to the exterior premises of the Locations; (iii) construction of an Equipment Service Building and on site storage building; (iv) unlimited access to a secured air-conditioned interior area of the premises of the Locations of approximately one hundred (100) square feet (such area to be determined at Pilot’s sole discretion) for the installation and operation of all monitoring equipment; and (iv) a mutually acceptable area in the Locations store interior building space for installation of any equipment required for activation and rental of the IA Units (the areas referred to in Section 5 (g) (iv) and Section 5 (g) (v) shall be hereinafter referred to as the “Equipment Area”).
          (h) IdleAire shall have continued access to the Equipment Area and all parking areas for purposes of installing, repairing and monitoring the IdleAire System. IdleAire shall take care and make every reasonable effort to minimize, to the extent practical, damage and disruption to the premises and Pilot’s business operations during the installation and operation of the IdleAire System at each Location. IdleAire will repair any damage to the Locations which is caused by IdleAire. However, IdleAire shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking areas or the Locations.
          (i) Pilot shall take no action to discourage, limit or impair utilization of the IA Units, Services or the IdleAire System.
          (j) In consideration of the License Consideration to be paid to Pilot hereunder, Pilot agrees that any rights with regard to the generation, sale, trading or other use of [***] which may result from the installation, operation, and use of the IdleAire Systems on the Locations’ parking areas shall inure to the benefit of and be retained solely by IdleAire.
     6. IdleAire’s Obligations.
     (a) The Parties agree that while IdleAire shall use reasonable efforts to complete the installation of the IdleAire System at the Locations pursuant to the terms of this Agreement, IdleAire’s obligations to install the IdleAire System at any of the Locations is subject to:
          (i) Pilot having ownership or control over the Locations at the time IdleAire commences installation of the IdleAire System;
          (ii) confirmation that the Locations have, in IdleAire’s and Pilot’s opinion a sufficient number of parking area to warrant installation;
          (iii) Pilot authorizing IdleAire to use its standard construction methods and materials with respect to the installation of the IdleAire System at Locations;
          (iv) completion of satisfactory engineering surveys at all Locations;
          (v) confirmation that no part of the IdleAire System crosses a public right of way adjacent to such Locations;
          (vi) receipt from Pilot of all requested maps, blue prints and other relevant information relating to such Locations on a timely basis; and
          (vii) IdleAire not being able to complete any such installation because of any of the following: floods, civil unrest, acts of God; war; governmental interference or embargoes; labor strikes; failure of others to supply permits, fuel, power, materials or supplies; transportation delays by third parties; or any other cause beyond the control of IdleAire:
     (b) If a travel center becomes a Location, IdleAire, at its sole cost and expense and in the manner provided herein, shall install and continually maintain at such Location at which the System is to be installed, equipment consisting of the following;

*** Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

          (i) IA Units sufficient to provide the Services;
          (ii) IdleAire shall install the IA Units in a workmanlike and efficient manner, without unreasonable interference with the operation of the Locations. IdleAire shall use its best efforts to minimize the disruption to traffic flow and parking space availability and complete the installation of the IA Units at a Location within sixty (60) days of commencement of installation of the IA Units;
     (c) IdleAire shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation, and maintenance of the IA Units and providing the Services. IdleAire shall cooperate with Pilot in the submittal of any plans and permit applications that Pilot can combine with any permit or plan in which IdleAire is seeking approval of the IA Unit plans or permits unless such cooperation will result in the disapproval of the plans or permits for the IA Units in which case IdleAire may choose to seek approval for its plans or permits independently;
     (d) IdleAire shall maintain a good quality signal and reception through the System comparable to the signal and reception supplied for regular television programming and telecommunications services to home consumers; and
     (e) IdleAire shall respond within forty-eight (48) hours after receiving written notification by Pilot, of the need to repair any IA Unit of the System that is not capable of providing the Services to customers of Pilot, and shall complete such repair or replacement within seventy-two (72) hours of notification;
7.	Rights and Duties of the Parties with Respect to the IA Units and Related Equipment.
          (a) Notwithstanding the fact that certain parts of the IA Units may be affixed to each Location, neither the IA Units nor such parts of the IA Units shall become a fixture and the IA Units shall remain the property of IdleAire. Pilot acknowledges that the IA Units and the Services, and the manner of their operation and installation, are proprietary to IdleAire. Accordingly, Pilot shall use its best efforts to insure that all information and data concerning the installation and operation of the IA Units and the Services shall not be divulged to a third party and Pilot shall not use any of such information or data for its own purposes or to compete with IdleAire in any manner.
          (b) Upon the termination of this Agreement for any reason, IdleAire shall immediately: (i) remove, at its sole cost and expense, any and all of the IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area at each Location; or (ii) sell or lease it to Pilot or its successors, nominees or assigns. IdleAire shall, upon removal of the IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area, restore each Location as near as reasonably possible to the condition of such Locations and the

Equipment Area prior to the installation of the IA Units, IdleAire System, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area normal wear and tear excepted, but shall not be obligated to remove any underground equipment. If the IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area are not sold to Pilot and not removed by IdleAire within thirty (30) days of termination of this Agreement, then Pilot shall have the right to complete such removal and seek reimbursement from IdleAire for any and all expenses related to the removal of IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area.
     8. Representations and Warranties of IdleAire.
          (a) IdleAire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by IdleAire has been duly authorized by all necessary action of IdleAire. This Agreement, and each of the other documents to be executed and delivered by IdleAire pursuant to this Agreement, have been duly executed and delivered by IdleAire and are the valid and binding obligations of IdleAire, enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement, and the other documents to be executed, delivered and performed by IdleAire pursuant to this Agreement, will not: (i) conflict with or violate any provision of IdleAire’s organizational documents, or any law, ordinance or regulation, or any decree or order of any court or administrative or other governmental body, which is either applicable to, binding upon or enforceable against IdleAire; or (ii) result in any breach of, or default under, or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against IdleAire.
          (c) IdleAire is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.
          (d) (i) IdleAire warrants that it is experienced in the Services to be provided on behalf of Pilot, possesses the skills and resources to complete the installation of the IdleAire Systems and to provide the Services. The Services shall be performed in a good and workmanlike manner by qualified, careful and efficient workers in accordance with this Agreement, in strict conformity with the best standard practices and in a manner protective of its employees, the public and the environment.
               (ii) IdleAire will warrant the foregoing warranties in Section 8 (d) (i) above for a period of one (1) year from the date the IdleAire System is completed and accepted by Pilot. In the event the IdleAire System or its installation fails to meet any of the foregoing warranties within the period specified above, without waiving any other rights or remedies Pilot may have at law, IdleAire agrees forthwith to correct, repair or replace the IdleAire System and any damage to other work or material at IdleAire’s expense without cost to Pilot.
               (iii) Labor, equipment and materials furnished by IdleAire pursuant to Section 8 (d) (ii) above to correct defects shall be warranted by IdleAire in accordance with the warranties set forth in Section 8 (d) (i) and (ii) above for a period of twelve (12) months from the date of completion of the correction.
               (iv) In the event IdleAire was notified of any failure of IdleAire’s foregoing warranties and failed to correct promptly and adequately such installation, Pilot shall have the right to correct or to have such installation corrected and Pilot shall be entitled to deduct the cost of such corrective work from any monies due or becoming due to IdleAire under this Agreement or otherwise. In the event that no monies are due or shall become due to IdleAire under this Agreement then IdleAire shall promptly pay Pilot the costs incurred in correcting such work.
               (v) In the event ownership of the IdleAire Systems are transferred to Pilot, any warranties made by manufacturers, suppliers, subcontractors or others acting in the interest of the parties to this Agreement, shall inure to the benefit of Pilot. All of the warranties made by IdleAire under this Agreement that are made to Pilot, shall inure to the benefit of Pilot.
          (e) All of the information contained in the representations and warranties of IdleAire set forth in this Agreement, or in any of the documents delivered, or to be delivered herewith or after the execution hereof, as set forth in any provision of this Agreement, is true, accurate and complete.
     9. Representations and Warranties of Pilot.
          (a) Pilot is an LLC duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority; (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by Pilot has been duly authorized by all necessary corporate action of Pilot. This Agreement, and each of the other documents to be executed and delivered by Pilot pursuant to this Agreement, have been duly executed and delivered by Pilot, and are the valid and binding obligations of Pilot, enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement, and the other documents to be executed, delivered and performed by Pilot pursuant to this Agreement, will not: (i) conflict with or violate any provision of Pilot’s charter, bylaws or any law, ordinance or regulation, or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Pilot; or (ii) except as otherwise expressly referred to herein result in any breach of, or default under, or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Pilot.

          (c) Pilot is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.
          (d) All of the information contained in the representations and warranties of Pilot set forth in this Agreement, or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement, is true, accurate and complete.
     11. Waiver of Subrogation. Each party hereto waives any and every claim which may arise in its favor against the other party hereto during the term of this Agreement, or any renewal or extension hereof, for any and all loss of, or damage to, any of its property located within or upon or constituting a part of the Locations hereunder, if such loss or damage is covered by valid and collectible fire and extended coverage insurance policies, and only to the extent that such loss or damage is recoverable under said insurance policies. Said mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any claim described above by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto agrees immediately to give to each insurance company which has issued to it policies of fire and extended coverage insurance written notice of the terms of said mutual waivers and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.
12. Indemnity.
     12.1 IDLEAIRE AGREES TO PROTECT, INDEMNIFY, HOLD HARMLESS, AND DEFEND PILOT, ITS SUBSIDIARIES AND AFFILIATED COMPANIES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, WORKMEN, AGENTS, SERVANTS AND INVITEES OF PILOT, ITS SUBSIDIARIES AND AFFILIATED COMPANIES, FROM AND AGAINST ALL LOSSES, DAMAGES (INCLUDING PUNITIVE DAMAGES), DEMANDS, CLAIMS, SUITS AND OTHER LIABILITIES, INCLUDING ATTORNEY FEES AND OTHER EXPENSES OF LITIGATION OR DEFENSE (ALL HEREINAFTER REFERRED TO AS “CLAIMS”), BECAUSE OF
     (I) VIOLATION OF OR FAILURE TO COMPLY WITH ANY APPLICABLE LAW, ORDINANCE, REGULATION, RULE OR ORDER,
     (II) A BREACH BY IDLEAIRE, ITS EMPLOYEES, WORKMEN, AGENTS, SERVANTS, SUBIDLEAIRES OR VENDORS, OF ANY TERM, PROVISION OR WARRANTY CONTAINED HEREIN,
     WHICH OCCUR, EITHER DIRECTLY OR INDIRECTLY, IN CONNECTION WITH PERFORMANCE OF THE WORK CONTEMPLATED HEREUNDER OR BY REASON OF IDLEAIRE AND ITS EMPLOYEES, WORKMEN, AGENTS, SERVANTS, SUBSIDIARIES AND VENDORS BEING PRESENT ON PILOT’S PREMISES, REGARDLESS OF PILOT’S FAULT OR NEGLIGENCE OR STRICT LIABILITY, EXCEPT TO THE EXTENT THE TOTAL LIABILITY, LOSS OR DAMAGE IS ATTRIBUTABLE TO AND CAUSED BY THE SOLE AND EXCLUSIVE NEGLIGENCE OF PILOT, OR EXCEPT TO THE EXTENT AS LIMITED BY APPLICABLE LAW, AND
     (III) BODILY INJURY, INCLUDING DEATH AT ANY TIME RESULTING THEREFROM,

     (IV) DAMAGES TO ALL PROPERTY, INCLUDING LOSS OF USE THEREOF AND DOWNTIME,
     (V) CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, INCLUDING BUT NOT LIMITED TO THE COST OF ASSESSMENT, REMEDIATION AND ALL OTHER RELATED ACTIVITIES, IF (1) CAUSED BY IDLEAIRE CONSRUCTION ACTIVITIES, OR (2) EMITTED OR PRODUCED BY EQUIPMENT INSTALLED BY IDLEAIRE, AND
          WHICH OCCUR, EITHER DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THE PERFORMANCE OF THE WORK CONTEMPLATED HEREUNDER OR BY REASON OF IDLEAIRE AND ITS EMPLOYEES, WORKMEN, AGENTS, SERVANTS, SUBSIDIARIES AND VENDORS BEING PRESENT ON PILOT’S PREMISES, AND
     (VI) INFRINGEMENT OF PATENT OR MISAPPROPRIATION OF TRADE SECRET OR PROPRIETARY RIGHTS OF ANY THIRD PARTY BY ANY DEVICE, PROCESS OR MATERIAL NOT SPECIFIED BY IDLEAIRE.
     12.2 IDLEAIRE’S SAID AGREEMENT TO PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND AS SET FORTH IN PARAGRAPH 12.1 ABOVE SHALL NOT BE NEGATED OR REDUCED BY VIRTUE OF IDLEAIRE’S INSURANCE CARRIER’S DENIAL OF INSURANCE COVERAGE OF THE OCCURRENCE OR EVENT WHICH IS THE SUBJECT MATTER OF THE CLAIMS AND/OR REFUSAL TO DEFEND IDLEAIRE OR PILOT. IN ADDITION, IDLEAIRE WILL PAY ALL COSTS AND EXPENSES, INCLUDING ATTORNEY FEES AND ALL OTHER EXPENSES OF LITIGATION INCURRED BY PILOT TO ENFORCE THE FOREGOING AGREEMENT TO PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND PILOT.
     12.3 PILOT AGREES TO PROTECT, INDEMNIFY, HOLD HARMLESS, AND DEFEND IDLEAIRE, ITS SUBSIDIARIES AND AFFILIATED COMPANIES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, WORKMEN, AGENTS, SERVANTS AND INVITEES OF IDLEAIRE, ITS SUBSIDIARIES AND AFFILIATED COMPANIES, FROM AND AGAINST ALL LOSSES, DAMAGES (INCLUDING PUNITIVE DAMAGES), DEMANDS, CLAIMS, SUITS AND OTHER LIABILITIES, INCLUDING ATTORNEY FEES AND OTHER EXPENSES OF LITIGATION OR DEFENSE (ALL HEREINAFTER REFERRED TO AS “CLAIMS”), BECAUSE OF
     (I) VIOLATION OF OR FAILURE TO COMPLY WITH ANY APPLICABLE LAW, ORDINANCE, REGULATION, RULE OR ORDER,
     (II) A BREACH BY PILOT, ITS EMPLOYEES, WORKMEN, AGENTS, SERVANTS, SUBSIDIARIES OR VENDORS, OF ANY TERM, PROVISION OR WARRANTY CONTAINED HEREIN,
               WHICH OCCUR, EITHER DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THE OPERATION OF THE TRAVEL CENTERS, REGARDLESS OF PILOT’S FAULT OR NEGLIGENCE OR STRICT LIABILITY, EXCEPT TO THE EXTENT THE TOTAL LIABILITY, LOSS OR DAMAGE IS ATTRIBUTABLE TO AND CAUSED BY THE SOLE AND EXCLUSIVE NEGLIGENCE OF IDLEAIRE, OR EXCEPT TO THE EXTENT AS LIMITED BY APPLICABLE LAW, AND
     (III) BODILY INJURY, INCLUDING DEATH AT ANY TIME RESULTING THEREFROM,

     (IV) DAMAGES TO ALL PROPERTY, INCLUDING LOSS OF USE THEREOF AND DOWNTIME,
     (V) CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, INCLUDING BUT NOT LIMITED TO THE COST OF ASSESSMENT, REMEDIATION AND ALL OTHER RELATED ACTIVITIES,
          WHICH OCCUR, EITHER DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THE OPERATION OF THE TRAVEL CENTERS AND
     (VI) INFRINGEMENT OF PATENT OR MISAPPROPRIATION OF TRADE SECRET OR PROPRIETARY RIGHTS OF ANY THIRD PARTY BY ANY DEVICE, PROCESS OR MATERIAL NOT SPECIFIED BY IDLEAIRE.
12.4 PILOT’S SAID AGREEMENT TO PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND AS SET FORTH IN PARAGRAPH 12.3 ABOVE SHALL NOT BE NEGATED OR REDUCED BY VIRTUE OF PILOT’S INSURANCE CARRIER’S DENIAL OF INSURANCE COVERAGE OF THE OCCURRENCE OR EVENT WHICH IS THE SUBJECT MATTER OF THE CLAIMS AND/OR REFUSAL TO DEFEND IDLEAIRE OR PILOT. IN ADDITION, PILOT WILL PAY ALL COSTS AND EXPENSES, INCLUDING ATTORNEY FEES AND ALL OTHER EXPENSES OF LITIGATION INCURRED BY PILOT TO ENFORCE THE FOREGOING AGREEMENT TO PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND IDLEAIRE.
12.5 THE PROVISIONS OF THIS SECTION 12 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT WITH RESPECT TO ANY DAMAGE, INJURY OR DEATH OCCURRING BEFORE SUCH TERMINATION.
     13. Insurance. Both Pilot and IdleAire shall maintain during the Term of this Agreement (or any renewal term), at their sole cost and expense, comprehensive public liability insurance in the minimum amount of Five Million Dollars ($2,000,000.00) and umbrella coverage in the minimum amount of Ten Million Dollars ($5,000,000) providing coverage at each Location at which the IdleAire System is installed against any claims arising out of its own respective negligence and any liabilities arising out of its respective products and/or services, shall ensure that each party is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear. Each party hereto shall provide to the other party with a certificate of insurance evidencing insurance coverage in compliance with this Section 13. IdleAire and Pilot shall review the amount and terms of insurance coverage on an annual basis and make such adjustments as may be reasonably necessary based upon the prior years’ claims experience.
     14. Force Majeure. Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above.
     15. Assignment.
          (a) Pilot may sell, assign, transfer or otherwise dispose of its interest in one or more of the Locations and the Travel Centers (through a change of control or otherwise).

          (b) IdleAire may pledge its interest in this Agreement to any party, including, without limitation, to any bank, recognized lending or leasing institution or investor as collateral. IdleAire may sell, assign, transfer or otherwise dispose of its interest in this Agreement, provided that said acquiror shall assume all of IdleAire’s rights and obligations hereunder and shall be bound by the Terms of this Agreement.
     16. Ownership and Confidentiality. Pilot recognizes and agrees that IdleAire shall, during the Term of this Agreement and thereafter, retain sole ownership of the IdleAire System. Pilot recognizes the proprietary nature of the concept and the design of the IdleAire System. Accordingly, Pilot agrees to maintain, and cause each of its employees and agents to maintain, and keep strictly confidential all information that it obtains or receives in conjunction with the IdleAire System, unless disclosure is required by law. Pilot further agrees that the “IdleAire” name and logo shall be and remain the property of IdleAire and all references by Pilot to the IA Units or the Services shall incorporate and/or refer to IdleAire by its full name (“IdleAire”), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name “IdleAire” is, or will be, a registered service mark of IdleAire and, to the extent required by IdleAire, Pilot shall execute a no cost limited license agreement for the use of such service mark.
     17. No Estate in Land. This Agreement shall create an independent contractor relationship between Pilot and IdleAire, and no real property estate of any kind shall pass from Pilot to IdleAire. IdleAire has only a license, not subject to levy and sale, and not assignable by IdleAire except as provided in Section 15 hereof.
     18. Holding Over. If IdleAire remains in the Locations after expiration of the Term, with Pilot’s acquiescence and without any express agreement of the parties, IdleAire shall be a month-to-month licensee and shall pay Pilot one hundred and twenty percent (120%) of the License Consideration in effect at the end of this Agreement (and subject to all terms and conditions of this Agreement except as modified by this Section 18), and there shall be no renewal of this Agreement by operation of law.
     19. Events of Default.
     19.01. The occurrence of any of the following shall constitute a material default and breach of this Agreement by IdleAire:
          (a) The vacating or abandonment of the Locations by IdleAire;
          (b) The failure by IdleAire to make any payment required to be made by IdleAire hereunder as and when due and such failure continues for a period of thirty (30) days after Pilot notifies IdleAire of such failure in writing;
          (c) The failure by IdleAire to observe or perform any other provision of this Agreement to be observed or performed by IdleAire, other than those described in Section 19.01 (a) and Section 19.01 (b) above, if such failure continues for thirty (30) days after written notice thereof by Pilot to IdleAire; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if IdleAire commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under any law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding;
          (d) The making by IdleAire of any general assignment or general arrangement for the benefit of creditors; or the filing by or against IdleAire of a petition to have IdleAire adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against IdleAire, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of IdleAire’s assets or of IdleAire’s interest in this Agreement, where possession is not restored to IdleAire within thirty (30) days of the attachment, execution or other judicial seizure of substantially all of IdleAire’s assets or of IdleAire’s interest in this Agreement, where such seizure is not discharged in thirty (30) days;
          (e) IdleAire’s failure to vacate and surrender the Locations as required by this Agreement upon the expiration of the Term or termination of this Agreement; and
          (f) IdleAire’s failure to remove the IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area or Location at each Location as required by this Agreement upon the expiration of the Term or termination of this Agreement.
     19.02 Pilot’s Right To Terminate Upon IdleAire Default. In the event of any default by IdleAire as provided in Section 19.01 above, Pilot shall have the right to terminate this Agreement and recover possession of the Locations by giving written notice to IdleAire of Pilot’s election to terminate this Agreement, in which event Pilot shall be entitled to receive from IdleAire:
          (a) The worth at the time of termination of any unpaid Services which had been earned at the time of such termination; plus
          (b) Any other amount necessary to compensate Pilot for all the detriment proximately caused by IdleAire’s failure to perform its obligations under this Agreement or which in the ordinary course of things would be likely to result therefrom; and
          (d) At Pilot’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
     19.03 Pilot’s Right To Continue Agreement Upon IdleAire Default. In the event of a default of this Agreement and abandonment of the Locations by IdleAire, if Pilot does not elect to terminate this Agreement as provided in Section 19.02 above, Pilot may from time to time, without terminating this Agreement, enforce all of its rights and remedies under this Agreement. Without limiting the foregoing, Pilot has the remedy to continue this Agreement in effect after IdleAire’s breach and abandonment and recover money due Pilot as it becomes due.

     19.04 Right of Pilot to Perform. All covenants and agreements to be performed by IdleAire under this Agreement shall be performed by IdleAire at IdleAire’s sole cost and expense. If IdleAire shall fail to pay any sum of money required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Pilot may, but shall not be obligated to, make any payment or perform any such other act on IdleAire’s part to be made or performed, without waiving or releasing IdleAire of its obligations under this Agreement. Any sums so paid by Pilot and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or twelve percent (12%) per annum from the date of such payment, shall be payable to Pilot as additional sums on demand and Pilot shall have the same rights and remedies in the event of nonpayment as in the case of default by IdleAire in the payment of Rent.
     19.05 Non-Waiver. Nothing in this Article shall be deemed to affect Pilot’s rights to indemnification for liability or liabilities arising prior to termination of this Agreement for personal injury or property damages under the indemnification clause or clauses contained in this Agreement. No acceptance by Pilot of a lesser sum than that then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Pilot may accept such check or payment without prejudice to Pilot’s right to recover the balance of such installment or pursue any other remedy in the Agreement provided. The delivery of keys to any employee of Pilot or to Pilot’s agent or any employee thereof shall not operate “as a termination of this Agreement or a surrender of the Locations”.
     19.06 Cumulative Remedies. The specific remedies to which either party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of the Agreement. In addition to the other remedies provided in the Agreement, each party shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Agreement or to a decree compelling specific performance of any such covenants, conditions or provisions.
     19.07 Re-Entry Not Termination. No re-entry or taking possession of the IA Units, IdleAire Systems, Equipment Service Buildings and related equipment, kiosks or vending machines from the Equipment Area at each Location by Pilot pursuant to this Section 19 shall be construed as an election to terminate this Agreement unless a written notice of such intention be given to IdleAire or unless the termination thereof be decreed by a court of competent jurisdiction.
     19.08 Default by Pilot. Pilot’s failure to perform or observe any of its obligations under this Agreement shall constitute a default by Pilot under this Agreement only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure) after Pilot receives written notice from IdleAire specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Agreement provisions containing the obligations. If Pilot shall default in the performance of any of its obligations under this Agreement (after notice and opportunity to cure as provided herein), IdleAire may pursue any remedies available to it under this Agreement in law or equity.

     19.09 It is understood and agreed that, in view of the substantial investment IdleAire shall have in the IA Units, if a non-monetary default of IdleAire occurs or relates to a particular Location (e.g., if the default arises out of the installation or operation of IA Units at a particular Location as opposed to IdleAire’s failing to make a monthly payment to Pilot of Pilot’s share of revenues), then this Agreement may be terminated as to the particular Location in question, but not as to other Locations. This provision is further in recognition of the fact that IdleAire will be employing different contractors in different locations to install the IA Units and IdleAire should not be penalized as to all Locations solely because of a problem with a contractor at a particular location. Notwithstanding the forgoing, in the event there are more than five (5) non-monetary defaults in any one year of the Term of this Agreement then, if one more non-monetary default is received in the same year, Pilot shall have the right to declare this entire Agreement in default if all the then existing non-monetary defaults are not cured within thirty (30) days.
     20. Quiet Enjoyment. Pilot covenants and warrants that it has full power and authority to enter into this Agreement and that IdleAire shall have the right to install and operate the IA Units and perform the Services at the Locations during the Term of this Agreement or any extensions thereof without hindrance or molestation from any party so long as IdleAire keeps and performs all of the conditions and requirements expressed or implied to be kept and performed by IdleAire throughout the Term of this Agreement.
     21. Rights Cumulative. All rights, powers and privileges conferred hereunder upon either party hereto shall be cumulative but not restrictive to those given at law or in equity.
     22. Press Releases. IdleAire and Pilot agree that it is desirable to, and that each party has the right to, issue press releases concerning this Agreement, provided that neither party shall issue a press release or advertisement regarding this Agreement without the written approval of the other party. Nothing in this section shall prohibit IdleAire or Pilot from making any disclosure which its legal counsel deems necessary or advisable to fulfill such party’s disclosure obligations under applicable law.
     23. Notices.
          (a) Any notice, election, or other communication required or permitted hereunder shall be in writing and shall be either: (i) sent by same-day or overnight courier service, or (ii) sent by certified or registered United States mail, return receipt requested, postage and charges prepaid, to the following address:

To Pilot:	Pilot Travel Centers LLC
Attn: Jeffrey L. Cornish
Post Office Box 10146
Knoxville, Tennessee 37939-0146

with a copy to:

Timothy J. Berry
Vice President, General Counsel & Secretary
Pilot Travel Centers LLC
Post Office Box 10146
Knoxville, Tennessee 37939-0146

To IdleAire:	IdleAire Technologies Corporation
410 North Cedar Bluff Road
Suite 200
Knoxville, Tennessee 37923
Attn: Jim Price
          (b) Any notice, election or other communication delivered or mailed as aforesaid shall, if couriered by same-day or overnight delivery service, be deemed received on the date of delivery to such addressee or address regardless of whether accepted, and if mailed, be deemed received upon date of actual receipt or on the third (3rd) calendar day subsequent to date of postmark, whichever is earlier.
          (c) Each party hereof may change its address and addressee for notice, election, and other communication from time to time by notifying the other parties hereto of the new address and addressee in the manner provided for giving notice herein.
          (d) Any notice shall be deemed received if provided as aforesaid to any of the above-named attorneys and to the above-named parties, regardless if accepted or rejected.
     24. Parties. “Pilot,” as used in this Agreement, shall include Pilot and its heirs, executors, legal representatives, successors and assigns. “IdleAire” shall include IdleAire and its heirs, executors, legal representatives, successors and, if this Agreement is validly assigned, its assigns. “Pilot” and “IdleAire” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.
     25. Severability. The parties acknowledge and agree that their respective interests, rights and obligations under this Agreement are mutually dependent and are all part of a single, integrated transaction which is not and shall not be severable in any respect or circumstance. If, however, any portion of the Agreement should ever be declared invalid for any reason, such invalidity shall not affect the remaining provisions of the Agreement.
     26. Headings. The section headings contained in this Agreement are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.
     27. Entire Agreement. This Agreement and the exhibits and riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Pilot and IdleAire regarding the subject matter of this Agreement. No amendment or modification of this Agreement shall be binding or valid unless expressed in a writing executed by both parties hereto.
     28. Litigation; Prevailing Party. If litigation is brought with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable fees and expenses of counsel of the prevailing party.
     29. Confidentiality. The parties agree to hold the terms of this Agreement in strictest confidence and not to copy, reproduce, transfer, give or otherwise disclose such information to third parties or to use such information for any purposes whatsoever, without the express written permission of the other party and to advise each of their employees, agents and representatives of their obligations to keep such information confidential unless the party desiring to disclose the terms of this Agreement is required by law or for reasons other than for the performance of obligations hereunder or as otherwise agreed to herein,.
     30. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee. Any action brought to enforce or interpret this Agreement shall be brought in the court of appropriate jurisdiction in Knox County, Tennessee including the appropriate Federal District Court of Tennessee. Should any provision of this Agreement require judicial interpretation, Pilot and IdleAire hereby agree and stipulate that the Court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement and that each party had full opportunity to consult legal counsel of its choice before the execution of this Agreement.
     31. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed pursuant to appropriate authority duly given, hereunto affixed the day and year first above written.

PILOT: PILOT TRAVEL CENTERS LLC
By:	/s/ James A. Haslam III
Printed: James A. Haslam III
	Title:	President
	Date:	December 1, 2003

IDLEAIRE: IDLEAIRE TECHNOLOGIES CORPORATION
By:	/s/ David Everhart
Printed: David Everhart
	Title:	COO
	Date:	December 1, 2003

List of Exhibits
1. Exhibit A-Travel Centers
2. Exhibit B- Intentionally Left Blank
3. Exhibit C- Basic and Auxiliary Services
4. Exhibit D- Locations

EXHIBIT A TO
LICENSE AND INSTALLATION AGREEMENT
Dated                                         , 2003
Between Pilot and IdleAire
TRAVEL CENTERS
[SEE ATTACHED LIST REFERRED TO AND INCORPORATED HEREIN BY REFERENCE]

EXHIBIT B TO
LICENSE AND INSTALLATION AGREEMENT
Dated                                         , 2003
Between Pilot and IdleAire
INTENTIONALLY LEFT BLANK

EXHIBIT C TO
LICENSE AND INSTALLATION AGREEMENT
Dated                                         , 2003
Between Pilot and IdleAire
I. BASIC SERVICES:
•	Heating and air conditioning

•	AC and DC (Electric power and charging system)

•	Shore power (external power and charging system)

•	Basic Internet access (but excluding wireless services)

•	Basic cable television

•	Phone access

•	Customer support for Basic Services

•	Computer access (but excluding wireless services)

•	Fleet and driver continuing education training and fleet services
II. AUXILIARY SERVICES:
•	Refrigerated unit electrical power

•	Computer services support and helpdesk

•	Customer communications and support services over IA network systems, wake-up calls, electronic and conventional messaging, secretarial service, customer and tech support, etc.

•	Security services

•	Product and service marketing and advertising.

•	Ecommerce sales

•	Premium television services · In Cab video-on-demand/pay per view special television programming

•	In Cab video-on-demand/pay per view special television programming

•	IA Member email, electronic services

•	Wired ECM/ECU data retrieval (but excluding wireless solutions)

•	High speed Internet services over wired system (but excluding wireless solutions)

EXHIBIT D TO
LICENSE AND INSTALLATION AGREEMENT
Dated                                         , 2003
Between Pilot and IdleAire
LOCATIONS
[All Travel Centers that have fifty (50) or more parking spaces, unless the parties agree otherwise, become Locations]
[IdleAire shall have the first right of refusal to install the IA units and provide the Services at any Travel Centers having less than fifty (50) parking spaces]